Exhibit 4.5

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

AEYE, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 1
Number of Shares of Common Stock: 350,000
Date of Issuance: August 8, 2025 (“Issuance Date”)

AEye, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IGEP Park Place, LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrant to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), 350,000 fully paid and nonassessable shares of Common Stock (as defined below) (as may be adjusted from time to time in accordance with the terms of this Agreement, the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15.

1.       EXERCISE OF WARRANT.

(a)       Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date hereof in whole or in part (except as provided under Section 3(a) below), by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, (ii) delivery of this Warrant (provided that the Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder if such Holder delivers a copy of this Warrant, together with a lost document affidavit and other documentation required by Section 6(b) below), and (iii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds, or, if permitted pursuant to Section 1(d), by cashless exercise as set forth therein. Execution and delivery by the Holder of an Exercise Notice with respect to less than all of the Warrant Shares shall be deemed to be a request by such Holder to cancel the original Warrant and issue a new Warrant evidencing the right to purchase the remaining number of Warrant Shares, which request shall be satisfied by the Company pursuant to Section 6(c) below. Promptly following the date on which the Company has received each of the Exercise Notice, the Warrant and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall issue a certificate or effect a delivery in book-entry form for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates or book-entry record evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise as specified in the Exercise Notice, then the Company shall as soon as practicable and in no event later than ten (10) Business Days after such exercise and at its own expense, issue a new Warrant (in accordance with Section 6(c)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised as specified in the Exercise Notice. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all stamp or similar issue or transfer taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Holder shall be required to pay any such tax that may be payable in respect of any issue or delivery of shares of Common Stock in any name other than that of the Holder.

(b)       Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.22 per Warrant Share, subject to adjustment as provided herein.

(c)       Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(d)       Cashless Exercise. If at any time after the six-month anniversary of the Issuance Date, a registration statement covering the resale of the Warrant Shares by the Holder is not effective and available for the issuance of Warrant Shares to the Holder, or if the Warrant Shares are not freely tradable by the Holder without restriction under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), then the Holder may, in its sole discretion, exercise this Warrant in whole or in part on a cashless basis, by surrendering this Warrant for that number of Warrant Shares equal to the quotient obtained by dividing:

(A)	the product of (i) the number of Warrant Shares as to which this Warrant is being exercised multiplied by (ii) the difference between (x) the Fair Market Value (as defined below) of one Warrant Share and (y) the Exercise Price, by
(B)	the Fair Market Value of one Warrant Share.

For purposes of this Section 1(d), “Fair Market Value” means, as of any particular date: (i) if the Common Stock is then listed or quoted on a national securities exchange, the volume weighted average price of the Common Stock for the five (5) trading days immediately prior to the date of the Exercise Notice or (ii) if the Common Stock is not then listed or quoted on a national securities exchange, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company, which determination shall be final and binding absent manifest error.

For the avoidance of doubt, the Company shall not be required to issue fractional shares upon any cashless exercise of this Warrant, and the number of shares to be issued shall be rounded down to the nearest whole number.

2.        ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

(a)        Adjustment upon Subdivision or Combination of shares of Common Stock. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time if the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization and similar events) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced (but not below the par value of the Common Stock) and the number of Warrant Shares issuable upon exercise of this Warrant will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split and similar events) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)       Calculations. All calculations under this Section 2 shall be made to the nearest four decimal points.

3.       SALE TRANSACTION AND OTHER FUNDAMENTAL TRANSACTIONS.

(a)       Sale Transaction. In the event of a sale of one hundred percent (100%) of the equity securities of the Company (whether by merger or sale of securities) ( a “Sale Transaction”), the Company will be entitled to cancel this Warrant immediately following consummation of such Sale Transaction. The Holder of this Warrant shall be entitled to no less than five (5) Business Days prior notice of any Sale Transaction and shall be permitted to exercise this Warrant effective immediately prior to, and subject to the consummation of, such Sale Transaction in accordance with the terms, conditions and procedures set forth in Section 1; provided that if the Sale Transaction is a transaction wherein all of the holders of all of the securities of the Company receive only cash in exchange for all such securities, then the Holder of this Warrant, upon consummation of such Sale Transaction, shall receive an amount of cash equal to the amount which the Holder would have been entitled to receive had this Warrant been exercised immediately prior to such Sale Transaction (and, upon receipt by the Holder of such cash, this Warrant shall be deemed canceled).

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(b)       Fundamental Transactions. In the event of a Fundamental Transaction, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such securities, cash or other assets (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction. The Company shall not enter into or be party to any Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements, including agreements to deliver to the holder of this Warrant, in exchange for this Warrant, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant. The provisions of this Section 3(b) shall apply similarly and equally to successive Fundamental Transactions.

4.       Reserved Shares. The Company shall at all times until the Expiration Date have duly authorized and reserved, such number of shares of Common Stock as will be sufficient to permit the exercise in full of the Warrant, and all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be fully paid and nonassessable and free from all taxes with respect to the issuance thereof and from all liens, charges, encumbrances and security interests created by the Company.

5.       WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in such Person’s capacity as the Holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6.       REISSUANCE OF WARRANTS.

(a)       Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(c)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(c)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)       Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(c)) representing the right to purchase the Warrant Shares then underlying this Warrant.

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(c)       Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) shall have the same rights and conditions as this Warrant.

7.       NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given as follows:

If to the Company:

Attention: Andrew Hughes, General Counsel and Secretary

AEye, Inc.

4670 Willow Road, Suite 125

Pleasanton, CA 94588

Email: legal@aeye.ai

with a copy to (which shall not constitute a notice):

Attention: Christopher Forrester, Yian Huang

Allen Overy Shearman Sterling US LLP

1460 El Camino Real, 2nd Floor

Menlo Park, CA 94025

Email: Chris.Forrester@aoshearman.com; Yian.Huang@aoshearman.com

If to the Holder:

Attention: James F. Ellis

IGEP Park Place, LLC

One Sansome Street, Suite 1550

San Francisco, CA 94104

jim@ellispartners.com

with a copy to (which shall not constitute notice):

Attention: Kyle A. Withers

Lubin Olson & Niewiadomski

600 Montgomery, 14th Floor

San Francisco, CA 94111

kwithers@lubinolson.com

The Company shall provide the Holder with written notice of all actions taken pursuant to this Warrant. Without limiting the generality of the foregoing, the Company will give written notice to the Holder upon any adjustment of the Exercise Price, setting forth the calculation of such adjustment.

8.       AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Warrant.

9.       GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the laws of the State of Delaware.

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10.       CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11.       DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable upon exercise of this Warrant, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within five (5) Business Days of receipt of the adjustment notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within ten (10) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within ten (10) Business Days submit via facsimile the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder. The Company shall use commercially reasonable efforts to cause the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. All expenses incurred in connection with the foregoing dispute resolution process shall be shared equally between the Company and the Holder.

12.       SUBMISSION TO JURISDICTION. Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any Delaware state or federal court sitting in the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

13.       REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant with respect to the Company’s failure to comply with the terms of this Warrant shall be cumulative and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.       TRANSFER. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). This Warrant shall be offered for sale, sold, transferred or assigned only with the prior written consent of the Company; provided, however, the Holder may transfer or assign this Warrant, in its entirety (but not in part), to any affiliate of the Holder, upon (i) written notice to the Company and (ii) the submission to the Company of customary transfer documentation, including, without limitation, a duly executed assignment agreement in form and substance reasonably satisfactory to the Company and such other documents as the Company may reasonably request to evidence and effectuate such transfer or assignment. Any purported transfer or assignment of this Warrant in violation of the foregoing shall be null and void and of no force or effect. For the purpose of this Section 14, “affiliate” means, with respect to any Holder, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Holder. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities or other equity interests of a Person.

15.       CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

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(a)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)       “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(c)        “Expiration Date” means the date five (5) years after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(d)       “Fundamental Transaction” means any (i) recapitalization, business combination, or reorganization in which the Common Stock is converted into or exchanged for the right to receive other securities, cash, or other assets (other than a Sale Transaction pursuant to which this Warrant is canceled pursuant to Section 3(a) and other than any such transaction that is addressed in Section 2), or (ii) any sale, lease, exchange or other disposition of all or substantially all of the Company’s property and assets, whether in a single transaction or a series of related transactions, that would require stockholder approval pursuant to Section 271 of the Delaware General Corporation Law (or any successor provision).

(e)       “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.

(f)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(g)       “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

AEye, Inc.

By:	/s/ Andrew S. Hughes Name: Andrew S. Hughes Title: SVP/General Counsel/Secretary

[Signature Page to Warrant]

EXHIBIT A

FORM OF EXERCISE NOTICE

To AEye Inc.:

Re: Warrant to Purchase Common Stock (the “Warrant”)

Warrant No.:

Date of Issuance:

Holder:

Pursuant to the terms and subject to the conditions set forth in the above-referenced Warrant, the undersigned Holder hereby irrevocably elects to exercise the Warrant for the purchase of shares of Common Stock of AEye, Inc., as set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant.

1.	Number of Warrant Shares to be Purchased:_______________
2.	Exercise Price per Warrant Share: $2.22 (or as adjusted in accordance with the Warrant)
3.	Aggregate Exercise Price (Number of Warrant Shares x Exercise Price): $_________________
4.	Form of Exercise (check one)

☐	Cash Exercise: The undersigned Holder shall pay the Aggregate Exercise Price in cash or by wire transfer of immediately available funds to the account designated by the Company.

☐	Cashless Exercise: The undersigned Holder elects to exercise the Warrant on a cashless basis pursuant to Section 1(d) of the Warrant.

Delivery Instructions: Please issue the Warrant Shares in the following name and to the following address (or to the Holder’s account in book-entry form as indicated below):

Name: _______________

Address: _______________

DTC/Book-Entry Account: ________________

The undersigned hereby represents and warrants that, as of the date hereof, (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; (ii) it is acquiring the shares issuable upon exercise hereupon for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws and (iii) it understands that the shares issuable upon exercise hereupon have not been registered under the Securities Act or any state securities laws and may not be transferred absent such registration or an available exemption.

Holder:

By: ___________________________________

Name: _________________________________

Title: _________________________________

Date: _________________________________

[Signature Page to Warrant]